                                                Exhibit 10.2
NOVAN, INC.
TANGIBLE STOCKHOLDER RETURN PLAN
(As Amended and Restated May 25, 2021)
1.Purpose; Eligibility.
1.1    General Purpose. The name of this plan is the Novan, Inc. Tangible Stockholder Return Plan (the “Plan”). The purposes of the Plan are to: (a) enable Novan, Inc., a Delaware corporation (the “Company”) to retain and attract highly-qualified employees who will contribute to the Company’s long range success; (b) provide targeted incentive compensation that aligns the interests of Participants with those of the Company’s stockholders by rewarding Participants for the achievement of significant, tangible stockholder return; and (c) promote the success of the Company’s long-term business goals and objectives.
1.2    Effective Date; Performance Period The Plan was effective as of August 2, 2018, the date the Plan was initially approved and adopted by the Company’s Board (the “Effective Date”) and shall remain in effect through March 1, 2022 (the “Performance Period”) for purposes of achieving the applicable Share Price Targets specified herein. The Plan was subsequently amended and restated as of November 2, 2018. Subject to Section 10.6, the Plan shall remain in effect through March 1, 2022 or such later date as necessary to ensure the payment of all Bonus Awards, if any, earned during the Performance Period.
2.    Definitions.
“Affiliate” means any corporation or other entity controlled by the Company.
“Applicable Laws” means the requirements related to or implicated by the administration of the Plan under applicable state corporate law, United States federal and state securities laws, the Code, any stock exchange or quotation system on which the shares of Common Stock are listed or quoted, and the applicable laws of any foreign country or jurisdiction where Bonus Awards are granted under the Plan.
“Award Notice” means a written notice or other instrument evidencing the terms and conditions of an individual Bonus Award granted pursuant to the Plan, including the specific Minimum Bonus Amount communicated to a Participant along with any additional post-Share Price Target achievement employment or service or other conditions required to be satisfied in order to earn the Bonus Award. In the discretion of the Company, an Award Notice may be transmitted electronically to any Participant. Each Award Notice shall be subject to the terms and conditions of the Plan, the Securities Act and other applicable disclosure requirements. In the event of any conflict between the Plan terms and the terms of an Award Notice, the Plan terms shall govern.
“Board” means the Board of Directors of the Company, as constituted at any time.
“Bonus Award” means a long-term incentive award, the payment of which is contingent on the achievement of a specific Share Price Target established pursuant to the Plan. A Bonus Award for a particular Share Price Target shall consist of the following two components: (1) a fixed, Minimum Bonus Amount payable upon achievement of the specified Share Price Target (and any post-achievement retention or service obligations) as communicated to a Participant in a Participant’s Award Notice upon inclusion in the Plan and (2) a potential Discretionary Bonus Amount as determined and approved by the Committee following achievement of the specified Share Price Target based upon the Committee’s assessment of the Participant’s overall contributions to the Company and its achievement of the applicable Share Price Target.
“Bonus Pool” or “Bonus Pools” shall mean, either individually or collectively, as applicable, the First Share Price Target Bonus Pool and/or the Second Share Price Target Bonus Pool.
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“Cause” shall mean (A) willful misconduct, gross negligence or an act of dishonesty of Participant with regard to the Company or its Affiliates which results in or could reasonably be expected to result in material harm to the Company or its Affiliates; (B) the willful and continued failure of Participant to attempt to perform Participant’s duties with the Company or any of its Affiliates (other than any such failure resulting from death or Disability), which failure is not remedied within thirty (30) days following receipt of written notice thereof; (C) the conviction of Participant of (or the plea by Participant of guilty or nolo contendere to) any felony involving moral turpitude (other than traffic related offenses or as a result of vicarious liability); or (D) a material breach by Participant of any material provision of any written service agreement, which breach is not remedied within ten (10) days of receiving written notice thereof. Notwithstanding the foregoing, if the Participant is a party to a written employment or similar agreement with the Company (or any Affiliate) in which the term “cause” is defined, the term “Cause” for purposes of this Plan shall have the same definition given the term in said agreement.
“Change in Control” shall have the same meaning given to such term in Section 2.9 of the Company’s 2016 Incentive Award Plan, as amended or restated from time to time. Notwithstanding the foregoing, if a Change in Control results in or contributes to the achievement of a Share Price Target pursuant to this Plan and any Bonus Award is determined to be subject to, rather than exempt from, Section 409A, then, to the extent required to avoid the imposition of additional taxes under Section 409A, the transaction or event described in Section 2.9 of the Company’s 2016 Incentive Award Plan shall only constitute a Change in Control for purposes of the timing of payment of Bonus Awards if such transaction constitutes a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5). The Committee shall have sole discretion to determine conclusively whether a Change in Control has occurred pursuant to the above definition, the date of the occurrence of such Change in Control and all incidental matters relating thereto; provided that any exercise of authority in conjunction with a determination of whether a Change in Control is a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5) shall be consistent with such regulation.
“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.
“Committee” means the Compensation Committee of the Board or such other Board committee as may be appointed by the Board to administer the Plan in accordance with Section 3 hereof.
“Common Stock” shall mean the Company’s common stock.
“Company” shall have the meaning set forth in Section 1.1.
“Covered Payments” shall have the meaning set forth in Section 7.7.
“Disability” means, unless otherwise specifically defined in an Award Notice or employment agreement between the Participant and the Company, total and permanent disability in accordance with the Company’s long-term disability plan.
“Discretionary Bonus Amount” means the discretionary component of a Bonus Award to be denominated as a fixed dollar amount and communicated to a Participant following achievement of a Share Price Target (or upon a pro-rata determination following a Change in Control) as determined by the Committee.
“Effective Date” shall have the meaning set forth in Section 1.2.
“Equity Restructuring” shall mean a nonreciprocal transaction between the Company and its stockholders, such as a stock dividend, stock split, spin-off, rights offering or recapitalization through a large, nonrecurring cash dividend, that affects the number or kind of Shares (or other securities of the Company) or the share price of Common Stock (or other securities) and causes a change in the per-share value of the Common Stock.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Excise Tax” shall have the meaning set forth in Section 7.7.

“First Share Price Target” or “First Target” means TSR as reflected in achieving an average Share price of $111.70 per Share over a 30 consecutive trading day period during the Performance Period. For the avoidance of doubt, a Participant shall not be eligible to receive any Bonus Award under this Plan if the target stock price for the First Share Price Target is not achieved unless a pro-rata portion of the Bonus Award is to be paid upon a Change in Control in accordance with Section 8 or the First Share Price Target is adjusted by the Committee in accordance with Section 3.1(g) below.
“First Share Price Target Bonus Pool” means a fixed bonus pool of $25.0 million to be allocated in full to eligible Participants upon achievement of the First Share Price Target.
“Minimum Bonus Amount” means the specific dollar amount to be paid by the Company to a Participant upon the Company’s achievement of a particular Share Price Target and Participant’s satisfaction of any post-achievement employment or service obligations as may be specified by the Committee and communicated to the Participant in the applicable Award Notice. A Minimum Bonus Amount shall operate separately from a Discretionary Bonus Amount, if any, made to a Participant upon the Company’s achievement of a Share Price Target.
“Net Benefit” shall have the meaning set forth in Section 7.7.
“Parachute Payments” shall have the meaning set forth in Section 7.7.
“Participant” means the employees and executive directors of the Company or an Affiliate and other consultants or independent contractors of the Company or an Affiliate awarded a Bonus Award under the Plan in accordance with Section 4 below.
“Performance Period” shall mean the period from the Effective Date through March 1, 2022 during which Share Price Targets must be achieved in order to earn have the meaning set forth in Section 1.2
“Plan” means this Novan, Inc. Tangible Stockholder Return Plan, as amended from time to time.
“Reduced Amount” shall have the meaning set forth in Section 7.7.
“Second Share Price Target” or “Second Target” means TSR as reflected in achieving an average Share price of $254.50 per Share over a 30 consecutive trading day period during the Performance Period. For the avoidance of doubt, a Participant shall not be eligible to receive any Bonus Award applicable to the Second Share Price Target if the target stock price for the Second Share Price Target is not achieved unless a pro-rata portion of the Bonus Award is to be paid upon a Change in Control in accordance with Section 8 or the Second Share Price Target is adjusted by the Committee in accordance with Section 3.1(g) below.
“Second Share Price Target Bonus Pool” means a fixed bonus pool of $50 million to be allocated in full to eligible Participants upon achievement of the Second Share Price Target. (For the avoidance of doubt, the $50.0 million shall be in addition to the $25.0 million allocated to eligible Participants upon achievement of the First Share Price Target.)
“Securities Act” means the Securities Act of 1933, as amended.
“Share Price Target” or “Share Price Targets” shall refer, either individually or collectively, as applicable, to the First Share Price Target and/or the Second Share Price Target.
“Shares” shall mean shares of Common Stock.
“Tangible Stockholder Return” or “TSR” means actual tangible value realized by Company stockholders through the increase in the Share price at any time during the term of this Plan. For such purposes, the Share price shall be calculated by averaging the Share price as quoted in the principal market on which Shares are traded across any 30 consecutive trading day period. Such measurement shall be adjusted for cash dividends, stock dividends, other distributions paid, spin-off shares (shares of an Affiliate distributed to the Company’s shareholders, the value of which shall be considered only in the event of third-party co-investment in the spin-off Affiliate), or other similar factors as the Committee deems necessary and appropriate to accurately reflect adjustment of the Share Price Targets. In order for Bonus Awards to be paid pursuant to this Plan, the Company must achieve TSR as reflected in the applicable Share Price Targets specified herein except to the extent pro rata awards are awarded pursuant to Section 8 or the Share Price Targets are adjusted as set forth above.
3.    Administration.
3.1    Administration by the Committee; Authority of the Committee. The Plan shall be administered by the Committee, in the Committee’s sole and exclusive discretion. Subject to the terms of the Plan, the Committee’s charter and Applicable Laws, and in addition to other express powers and authorization conferred by the Plan, the Committee shall have exclusive authority to:
(a)    construe and interpret the Plan and apply its provisions;
(b)    promulgate, amend, and rescind rules and regulations relating to the administration of the Plan;
(c)    authorize any officer to execute, on behalf of the Company, any instrument required to carry out the purposes of the Plan;
(d)    determine when Bonus Awards are to be granted under the Plan;
(e)    from time to time, select, subject to the limitations set forth in the Plan, those Participants to whom Bonus Awards shall be granted;
(f)    prescribe the terms and conditions of each Bonus Award, including any employment or other service requirements, if any, and to specify the provisions of the Award Notice relating to such grant as well as the power to amend or waive employment or other service requirements or accelerate the payments of previously earned Bonus Awards to the extent permitted by Applicable Laws;
(g)    track, measure, and interpret the TSR and Share price targets used for the applicable Share Price Targets including full authority, in the Committee’s sole and absolute discretion, to determine and certify achievement of applicable Share Price Targets pursuant to the Plan as well as to approve any adjustments for cash dividends, stock dividends, other distributions paid, spin-off shares (i.e., shares of an Affiliate distributed to the Company’s shareholders, the value of which shall be considered only in the event of third-party co-investment in the spin-off Affiliate), or similar events as the Committee deems necessary and appropriate to accurately measure TSR over the Performance Period and reflect appropriate adjustment of the Share Price Targets;
(h)    make decisions with respect to outstanding Bonus Awards as necessary in accordance with Section 8 of the Plan upon a Change in Control of the Company, including, but not limited to, appropriate pro-ration or adjustment of Bonus Award amounts due as applicable;
(i)    interpret, administer, reconcile any inconsistency in, correct any defect in and/or supply any omission in the Plan and any instrument or agreement relating to, or Bonus Award granted under, the Plan; and
(j)    exercise discretion to make any and all other determinations which the Committee determines to be necessary or advisable for the proper administration of the Plan.
Notwithstanding the foregoing, the Board may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan except with respect to matters which under Rule 16b-3 under the Exchange Act or any successor rule or the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded are required to be determined in the sole discretion of the Committee. Furthermore, the full Board, acting by a majority of its members in office, shall conduct the general administration of the Plan with respect to any Bonus Awards held by a non-employee director to the extent required by Applicable Law.
3.2    Committee Decisions Final. All decisions made by the Committee pursuant to the provisions of the Plan shall be final and binding on the Company and the Participants, unless determined by a court having jurisdiction to be arbitrary and capricious.
3.3    Delegation. The Committee may delegate all or part of its authority and powers under the Plan to one or more directors and/or officers of the Company; provided, however, the Committee may not delegate its responsibility to: (i) determine, grant, or administer Bonus Awards granted to the Company’s executive officers; (ii) determine, grant, or administer Bonus Awards that may not be delegated pursuant to Applicable Laws; (iii) certify achievement of Share Price Targets pursuant to Section 6 of the Plan when the Applicable Laws restrict certification to the Committee or Board; or (iv) determine whether a Change in Control has occurred and, if so, determine the allocation of Bonus Awards to be made pursuant to Section 8.
3.4    Indemnification. In addition to such other rights of indemnification as they may have as Directors or members of the Committee, and to the extent allowed by Applicable Laws, the Committee and its members shall be indemnified by the Company against the reasonable expenses, including attorney’s fees, actually incurred in connection with any action, suit or proceeding or in connection with any appeal therein, to which the Committee may be party by reason of any action taken or failure to act under or in connection with the Plan or any Bonus Award granted under the Plan, and against all amounts paid by the Committee in settlement thereof (provided, however, that the settlement has been approved by the Company, which approval shall not be unreasonably withheld) or paid by the Committee in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such Committee did not act in good faith and in a manner which such person reasonably believed to be in the best interests of the Company, or in the case of a criminal proceeding, had no reason to believe that the conduct complained of was unlawful; provided, however, that within sixty (60) days after institution of any such action, suit or proceeding, such Committee shall, in writing, offer the Company the opportunity at its own expense to handle and defend such action, suit or proceeding.
4.    Designation of Participants; Eligibility for Bonus Awards.
The Committee will, in the Committee’s sole discretion, designate which officers, key employees or other service providers of the Company will receive a Bonus Award pursuant to the Plan. The Committee may, in consultation with the CEO and Company management, add new Participants to the Plan at any time during the term of the Plan. For the avoidance of doubt, designation of a Participant as eligible to receive a Minimum Bonus Amount under a Bonus Award shall not automatically entitle Participant to receive a Discretionary Bonus Amount with respect to any Share Price Target. Furthermore, designation of a Participant with respect to the First Share Price Target who is an independent contractor or consultant shall not automatically entitle the individual to receive a Bonus Award for the Second Share Price Target, if applicable. Designation of one person as a Participant eligible to receive a Bonus Award (or portion thereof) shall not obligate designation of any other similarly situated person as a Participant in the Plan or receipt of a Bonus Award (or portion thereof).
5.    Share Price Targets and Granting of Bonus Awards.
5.1    Granting of Minimum Bonus Amount for First Share Price Target. The Committee, in consultation with management and taking into account the CEO’s recommendations other than for the CEO’s Bonus Awards, shall designate eligible Participants in the Plan with respect to the First Share Price Target and transmit individual Award Notices to each Participant specifying a Participant’s Minimum Bonus Amount with respect to the First Share Price Target and such other terms and conditions applicable to receipt of a Bonus Award upon achievement of the First Share Price Target including, but not limited to, any additional employment or service required of a particular Participant beyond achievement of the First Share Price Target in order to receive payment of Minimum Bonus Amount for the First Share Price Target.

5.2    Granting of Discretionary Bonus Amounts for the First Share Price Target. If the Company achieves the First Share Price Target on or prior to March 1, 2022, in addition to paying the Minimum Bonus Amounts due to eligible Participants, the Committee, in consultation with management and taking into account the CEO’s recommendations other than for the CEO’s Bonus Awards, shall determine the specific Discretionary Bonus Amounts to be provided to eligible Participants subject to such other terms and conditions, including potential employment or service obligations, as may be required to receive such Discretionary Bonus Amounts. Discretionary Bonus Amounts due Participants with respect to the First Share Price Target shall be paid in accordance with Section 7 of this Plan. For the avoidance of doubt, participation in and receipt of a Minimum Bonus Amount under the Plan shall not guarantee a Participant receipt of a Discretionary Bonus Amounts under the Plan or vice versa
5.3    Granting of Minimum Bonus Amount Component of Bonus Award for the Second Share Price Target. As soon as practicable but in no event more than one hundred eighty (180) days following the Company’s achievement of the First Share Price Target, the Committee, in consultation with management and taking into consideration the CEO’s recommendations other than for the CEO’s Bonus Awards, shall designate those individuals eligible to participate in the Plan with respect to the Second Share Price Target. The Committee shall transmit individual Award Notices to each Participant with respect to the Second Share Price Target specifying each Participant’s Minimum Bonus Amount with respect to the Second Share Price Target and such other terms or conditions applicable to receipt of a Bonus Award contingent upon achievement of the Second Share Price Target including, but not limited to, any additional service required of a particular Participant beyond achievement of the Second Share Price Target to receive a Minimum Bonus Amount with respect to the Second Share Price Target.
5.4    Granting of Discretionary Bonus Amounts for Second Share Price Target. If the Company achieves the Second Share Price Target on or prior to March 1, 2022, in addition to paying the Minimum Bonus Amounts due to Participants with respect to the Second Share Price Target, the Committee, in consultation with management and taking into account the CEO’s recommendations other than for the CEO’s Bonus Awards, shall determine the potential Discretionary Bonus Amounts due Participants under the Plan and such other terms and conditions, including potential post-achievement service or retention obligations required to earn Discretionary Bonus Amounts. Discretionary Bonus Amounts due Participants with respect to achievement of the Second Share Price Target shall be paid in accordance with Section 7 of this Plan. For the avoidance of doubt, participation in and receipt of a Minimum Bonus Amount with respect to either or both the First Share Price Target or the Second Share Price Target under the Plan shall not guarantee Participant receipt of any Discretionary Bonus Amounts under the Plan.
6.    Certification of Share Price Target Achievement and Discretionary Bonus Amounts.
Company management shall, on a monthly or more frequent basis, monitor and track the Company’s progress toward achievement of Share Price Targets under the Plan and periodically report such progress to the Committee. Upon management’s determination that a particular Share Price Target has been achieved, including achievement of an average stock price for the minimum 30 consecutive trading day period necessary to achieve the specified Share Price Targets, the Committee, within fourteen (14) shall review and, if deemed satisfactory, certify achievement of the applicable Share Price Target and authorize payment of the Bonus Awards due Participants in accordance with Section 5. In conjunction with such certification, the Committee shall determine the total portion of the applicable Bonus Pool available for Discretionary Bonus Amounts in accordance with Section 5 following payment of all Minimum Bonus Amounts due. In the event any Minimum Bonus Amounts are forfeited due to Participants’ terminations or otherwise, such forfeited Minimum Bonus Amounts shall be included in the remaining Bonus Pool amount available for allocation as Discretionary Bonus Amounts. In the event any Discretionary Bonus Amounts subject to post-achievement employment or service obligations are forfeited due to a Participant’s termination prior to vesting, such forfeited Discretionary Bonus Amounts shall also be allocated among remaining Participants as the Committee or its delegate may determine.

7.    Payment of Bonus Awards.
7.1    Employment Requirement. Except as otherwise expressly provided in Section 9 of the Plan or in an applicable Award Notice, a Participant must be continuously employed in good standing with (or in continuous service to) the Company from the award date through the achievement of a specific Share Price Target (or through such post-achievement date as specified in a Participant’s Award Notice if the Participant is subject to additional employment or service obligations) to receive a Bonus Award for such Share Price Target.
7.2    Achievement of Share Price Target Requirement. A Participant shall be eligible to receive payment in respect of a Bonus Award only to the extent that the applicable Share Price Target is achieved and such achievement is certified by the Committee pursuant to Section 6 of the Plan or Participant is entitled to a pro-rata allocation of a Bonus Award in conjunction with a Change in Control pursuant to Section 8.
7.3    Timing of Bonus Award Payments. Unless otherwise specified in an applicable Award Notice or notice awarding a Discretionary Bonus Amount under the Plan, Bonus Award payments for a particular Share Price Target shall be paid to Participants as soon as administratively practicable but in no event later than 2½ months following achievement of the applicable Share Price Target. In no event, however, shall any Bonus Award under the Plan be subject to a maximum delay in payment following achievement of an applicable Share Price Target in excess of twenty-four (24) months for named executive officers or twelve (12) months for all other Participants regardless of whether continued employment or service is required.
7.4    Form or Medium of Bonus Award Payments: Conversion of Specified Cash Bonus Awards to Stock Awards. All Bonus Award payments due shall generally be paid to Participants (or to a Participant’s estate in the event of a Participant’s death) in the form of lump sum cash payments. Notwithstanding the foregoing, the Committee may provide for any Bonus Payment due under this Plan to be paid in the form of cash, unrestricted and fully-vested Shares, or a combination of both provided that the Company’s stockholders have approved this Plan, including the reservation of the Company’s Common Stock for satisfying Bonus Awards to be paid hereunder. In the event the stockholders approve and adopt the Plan and the Committee determines to pay any portion of a Bonus Award in Shares rather than cash, the number of Shares deliverable shall be determined by dividing (x) by (y) where (x) is the dollar amount of the Bonus Award to be paid and (y) is the Share Price Target for such Bonus Award (i.e., $111.70 or $254.50, as applicable). A Participant shall have none of the rights of a stockholder with respect to Shares covered by any Bonus Award until the Participant becomes the record owner of such Shares. Upon becoming the record holder of such Shares, the Participant shall have all the rights of a stockholder with respect to said Shares, including the right to receive all dividends and other distributions paid or made with respect to the Shares to the extent such dividends and other distributions have a record date that is on or after the date on which the Participant becomes the record holder of such Shares. For the avoidance of doubt, no Bonus Awards paid pursuant to this Plan shall be satisfied in Shares unless the stockholders have adopted and approved this Plan.
7.5    [Reserved for Possible Future Reservation of Shares]
7.6    Shares Subject to the Plan. In the event the Plan is submitted to stockholders and the stockholders adopt and approve the Plan, including the express reservation of Shares for use under the Plan, any Shares distributed pursuant to a Bonus Award may consist, in whole or in part, of authorized and unissued Common Stock, treasury Common Stock or Common Stock purchased on the open market. In the event of any stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other similar change affecting the Company’s Common Stock other than an Equity Restructuring, the Committee may make equitable adjustments, if any, to reflect such change with respect to the aggregate number and kind of Shares that may be issued under this Plan. In connection with the occurrence of any Equity Restructuring, and notwithstanding any contrary provisions of this Section 7.6, the Committee shall make such equitable adjustments, if any, as the Committee may deem appropriate to reflect such Equity Restructuring with respect to the aggregate number and kind of Shares that may be issued pursuant to this Plan. The Committee may include such further provisions and limitations on Shares covering Bonus Awards pursuant to the Plan as the Committee may deem equitable and in the best interests of the Company that are not inconsistent with the provisions of this Plan. The adjustments made pursuant to this Section 7.6 shall be permissible without any additional approval from stockholders.
7.7    Adjustments to Bonus Awards to Limit Impact of Code Section 280G. Notwithstanding any other provisions of this Plan or any other plan, arrangement, or agreement to the contrary, if any of the Bonus Award provided or to be provided by the Company or its Affiliates to a Participant (or for a Participant’s benefit) pursuant to the Plan or otherwise ("Covered Payments") constitute parachute payments ("Parachute Payments") within the meaning of Code Section 280G and would, but for this Section 7.7 be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the "Excise Tax"), then prior to making the Covered Payments, a calculation shall be made comparing (i) the Net Benefit (as defined below) to the Participant of the Covered Payments after payment of the Excise Tax to (ii) the Net Benefit to the Participant if the Covered Payments are limited to the extent necessary to avoid being subject to the Excise Tax. Only if the amount calculated under (i) above is less than the amount under (ii) above will the Covered Payments be reduced to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax (such amount, the "Reduced Amount"). "Net Benefit" for purposes of this Section 7.7 shall mean the present value of the Covered Payments net of all federal, state, local, foreign income, employment and excise taxes. Any such reduction in Covered Payments made pursuant to this Section 7.7 shall be made in accordance with Section 409A of the Code and the manner that maximizes the Executive's economic position. In the event a Participant’s Bonus Award is reduced pursuant to this Section 7.7, the Participant’s Reduced Amount shall be divided and paid as an additional Discretionary Bonus Amount among other Participants as the Committee determines.
8.    Effect of Change in Control.
If a Change in Control occurs during the term of the Plan, the specified Minimum Bonus Amount for a pending Share Price Target (i.e., for the First Share Price Target if not previously achieved and for the Second Share Price Target if the First Share Price Target has been achieved) will be calculated and determined on a pro-rata basis by the Committee, based upon the Company’s progress toward achieving the applicable Share Price Target through the Change in Control date. In determining the Company’s progress toward achievement of the applicable Share Price Target, the Committee may adjust the Share price, as the Committee deems appropriate, to take into account total proceeds or other consideration to be received by the stockholders on a per Share basis as a result of the Change in Control to the extent such proceeds are not accurately reflected in the Share price. The pro-rata payout of a Bonus Pool in such cases shall not impact the Minimum Bonus Amounts for the applicable Share Price Target unless the total pro-rata payout is less than the aggregate Minimum Bonus Amounts due in which case the Minimum Bonus Amounts shall be reduced and paid on a pro-rata basis. In the event a Change in Control occurs prior to achievement of the First Share Price Target (and thus prior to the Company’s issuance of Award Notices with Minimum Bonus Amounts with respect to the Second Share Price Target) but the Change in Control results in the Company achieving TSR in excess of the First Share Price Target, the Committee shall, following satisfaction of the Minimum Bonus Amounts due for the First Share Price Target, pay Discretionary Bonus Amounts covering full First Share Price Target Bonus Pool amounts as well as additional Discretionary Bonus Amounts applicable to the Second Share Price Target. The Discretionary Bonus Amounts with respect to the Second Share Price Target Bonus Pool shall be calculated and paid on a pro-rata basis relative to the Company’s achievement of the Second Share Price Target. Bonus Awards paid in connection with a Change in Control shall be paid as soon as practicable but in no event later than 2½ months following consummation of the Change in Control.
9.    Termination Due to Death, Disability or Involuntary Termination Without Cause.
If a Participant’s employment or service terminates during the term of the Plan and prior to achievement of a particular Share Price Target as a result of Participant’s death, Disability, or involuntary termination of employment or service without Cause and such termination occurs within sixty (60) days preceding the achievement of an applicable Share Price Target, the Participant shall nonetheless receive a Bonus Award reflecting the Participant’s Minimum Bonus Amounts as well as a potential Discretionary Bonus Amount as the Committee may determine. Any such payment shall be paid to Participant (or the Participant’s estate in the case of death) within 2½ months following the Company’s achievement of the applicable Share Price Target. In the event of a Participant’s termination of employment or service due to death, Disability, or involuntary termination of employment or service without Cause following achievement of a Share Price Target but while the Participant remains subject to a post-achievement service obligation, such service obligation shall be waived and the Bonus Award paid to the Participant (or Participant’s estate in the case of death) within 2½ months of termination. In no event shall a terminated Participant be paid a Bonus Payment unless and until the applicable Share Price Target has been achieved and certified by the Committee. If a Participant’s employment terminates during the term of this Plan prior to the achievement of a particular Share Price Target for any reason other than death, Disability or the Participant’s involuntary termination by the Company without Cause, the Participant shall forfeit any and all rights to future Bonus Award(s) under this Plan.
10.    General Provisions.
10.1    Compliance with Legal Requirements. The Plan and the granting of Bonus Awards shall be subject to all Applicable Laws and corresponding federal, state and local rules and regulations, and to such approvals by any regulatory or governmental agency as may be required.
10.2    Non-transferability. A person’s rights and interests under the Plan, including any Bonus Award(s) previously made to such person or any amounts payable under the Plan, may not be assigned, pledged, or transferred, except in the event of the Participant’s death, to a designated beneficiary in accordance with such Plan procedures as the Committee may establish, or in the absence of such designation, by will or the laws of descent or distribution.
10.3    No Right to Employment. Nothing in the Plan or any Award Notice shall confer upon any person the right to continue in the employment of the Company or any Affiliate (or any other service relationship with the Company or any Affiliate) or affect the right of the Company or any Affiliate to terminate the employment or service of any Participant for any reason without notice.
10.4    No Right to Bonus Award. Unless otherwise expressly set forth in an employment agreement signed by the Company and a Participant, a Participant shall not have any right to any Bonus Award under the Plan unless and until such Bonus Award has been paid to such Participant. Participation in the Plan with respect to the First Share Price Target does not guarantee Participant a right to participate in the Plan with respect to the Second Share Price Target and related Bonus Awards. Furthermore, the right of a Participant to receive a Minimum Bonus Amounts upon achievement of a Share Price Target does not guarantee or entitle Participant to receive a Discretionary Bonus Amount with respect to such Share Price Target.
10.5    Withholding. The Company shall have the right to withhold from any Bonus Award, any federal, state or local income and/or payroll taxes required by law to be withheld and to take such other action as the Committee may deem advisable to enable the Company and Participants to satisfy obligations for the payment of withholding taxes and other tax obligations relating to a Bonus Award. The Committee may, in satisfaction of the foregoing requirements, allow a Participant to satisfy such obligations by allowing such Participant to have the Company withhold Shares otherwise issuable pursuant to a Bonus Award. The number of Shares which may be so withheld or surrendered shall be no greater than the number of Shares which have a fair market value on the date of withholding or repurchase equal to the aggregate amount of such liabilities based on the minimum statutory withholding rates for federal, state, local and foreign income tax and payroll tax purposes that are applicable to such supplemental taxable income (or such number as would not result in adverse financial accounting consequences for the Company or any of its Affiliates). The Committee shall determine the fair market value of the Shares, consistent with applicable provisions of the Code for tax withholding purposes.
10.6    Amendment or Termination of the Plan. The Board may, at any time, amend, suspend or terminate the Plan in whole or in part; provided that, no amendment that requires stockholder approval pursuant to Applicable Laws shall be effective unless approved by the requisite vote of the stockholders of the Company. Notwithstanding the foregoing, no amendment shall adversely affect the rights of any Participant to earn a Minimum Bonus Amount or Discretionary Bonus Amount communicated prior to such amendment, suspension or termination of the Plan unless the Participant expressly consents to such change in writing.

10.7    Unfunded Status. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind or a fiduciary relationship between the Company and any Participant, beneficiary or legal representative or any other person. To the extent that a person acquires a right to receive payments under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company. All payments to be made hereunder shall be paid from the general funds of the Company and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in the Plan. The Plan is intended to be a general, long-term bonus compensation plan and not an employee benefit plan or program for routinely deferring pay beyond a Participant’s employment or otherwise subject to the Employee Retirement Income Security Act of 1974, as amended.
10.8    Governing Law. The Plan shall be construed, administered and enforced in accordance with the laws of Delaware without regard to conflicts of law.
10.9    Beneficiaries. To the extent that the Committee permits beneficiary designations, any payment of Bonus Awards due under the Plan to a deceased Participant shall be paid to the beneficiary duly designated by the Participant in accordance with the Company’s practices. If no such beneficiary has been designated or survives the Participant, payment shall be made by will or the laws of descent or distribution.
10.10    Section 409A of the Code. It is intended that Bonus Awards paid pursuant to this Plan shall either (1) qualify as short-term deferrals exempt from the requirements of Section 409A of the Code by requiring that all payments be made to Participants, if at all, within the short-term deferral period following the achievement of the applicable Share Price Targets and the corresponding lapse of a substantial risk of forfeiture, including, certain post-achievement employment or service obligations as applicable or (2) comply with the requirements of Section 409A of the Code by providing for payment on a fixed schedule or upon payment triggers permitted by Section 409A. The Plan shall be interpreted and construed accordingly to the maximum extent permitted by Applicable Laws. In the event any Bonus Award is determined to be subject to Section 409A and such Bonus Award is payable on account of a Participant’s “termination of employment” (or any similarly defined term), then (a) such Bonus Award shall only be paid to the extent such termination of employment qualifies as a “separation from service” as defined in Section 409A, and (b) if such Bonus Award is payable to a “specified employee” as defined in Section 409A, then to the extent required in order to avoid a prohibited distribution under Section 409A, such Bonus Award shall not be payable prior to the earlier of: (i) the expiration of the six-month period measured from the date of the Participant’s separation from service, or (ii) the date of the Participant’s death.   To the extent applicable, each payment to a Participant under the Plan is intended as a separate and distinct payment rather than part of a series of payments for purposes of Section 409A. Notwithstanding any provision of the Plan to the contrary, in the event the Committee determines that any Award may be subject to Section 409A, the Committee may (but is not obligated to), without a Participant’s consent, adopt such amendments to the Plan and the applicable Award Notice(s) or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Committee determines are necessary or appropriate to (A) exempt the Bonus Award from Section 409A and/or preserve the intended tax treatment of the benefits provided with respect to the Bonus Award, or (B) comply with the requirements of Section 409A and thereby avoid the application of any penalty taxes under Section 409A. The Company makes no representations or warranties as to the tax treatment of any Bonus Award under Section 409A or otherwise.  The Company shall have no obligation under this Section 10.10 or otherwise to take any action (whether or not described herein) to avoid the imposition of taxes, penalties or interest under Section 409A with respect to any Award and shall have no liability to any Participant any other person if any Bonus Award, compensation or other benefits under the Plan are determined to constitute non-compliant, “nonqualified deferred compensation” subject to the imposition of taxes, penalties and/or interest under Section 409A.
10.11    Payments That May Jeopardize Company’s Ability to Continue as a Going Concern. Notwithstanding any provisions of this Plan or an applicable Award Notice to the contrary, the Board, in accordance with Treas. Reg. Section 1.409A-1(b)(4)(ii) or other Applicable Law, may delay the payment of any amount due under this Plan to the extent making such payment, as originally scheduled, could jeopardize the ability of the Company to continue as a going concern or violate federal securities laws or other applicable laws; provided, however, that any such delayed amounts must be paid to Participants as soon as the Company is no longer experiencing such financial concerns or making the payment will no longer cause a legal violation, as applicable.
10.12    Expenses. All costs and expenses in connection with the administration of the Plan shall be paid by the Company.
10.13    Section Headings. The headings of the Plan have been inserted for convenience of reference only and in the event of any conflict, the text of the Plan, rather than such headings, shall control.
10.14    Severability. In the event that any provision of the Plan shall be considered illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions of the Plan, but shall be fully severable, and the Plan shall be construed and enforced as if such illegal or invalid provision had never been contained therein.
10.15    Gender and Number. Except where otherwise indicated by the context, wherever used, the masculine pronoun includes the feminine pronoun; the plural shall include the singular, and the singular shall include the plural.
10.16    Non-exclusive. Nothing in the Plan shall limit the authority of the Company, the Board or the Committee to adopt such other compensation arrangements as it may deem desirable for any Participant.
10.17    Notice. Any notice to be given to the Company or the Committee pursuant to the provisions of the Plan shall be in writing and directed to the Company or Committee in care of the Company’s Chief Business Officer at 4105 Hopson Road, Morrisville, North Carolina 27560 or the primary business address of the Company at such time.
10.18    Successors. All obligations of the Company under the Plan with respect to Bonus Awards granted hereunder and payments thereof shall be binding upon any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, including the purchase or transfer of all or substantially all of the assets of the Company.